Exhibit 10.4

PURCHASE AND SALE AGREEMENT

between

NIPPON OIL EXPLORATION U.S.A. LIMITED,

as Seller

and

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC,

as Buyer

dated

August 5, 2010

i

5.2	Authorization	20
5.3	No Conflicts	21
5.4	Consents	21
5.5	Bankruptcy	21
5.6	Litigation	21
5.7	Financing	21
5.8	Regulatory	21
5.9	Independent Evaluation	22
5.10	Broker’s Fees	22
5.11	Accredited Investor	22
5.12	Breach on Date Hereof	22

ARTICLE VI CERTAIN AGREEMENTS		22

6.1	Conduct of Business	22
6.2	Successor Operator	23
6.3	Reserved	23
6.4	Bonds and Other Security	23
6.5	Record Retention	27
6.6	Notifications	27
6.7	Certain Operation	27
6.8	Transaction Documents	28
6.9	Post Closing Consents	28

ARTICLE VII BUYER’S CONDITIONS TO CLOSING		28

7.1	Representations	28
7.2	Performance	28
7.3	No Legal Proceedings	28
7.4	Title Defects and Environmental Defects	28
7.5	No Material Change in Laws and Actions of Governmental Authorities	29
7.6	Third Party Consents to Assigns	29

ARTICLE VIII SELLER’S CONDITIONS TO CLOSING		29

8.1	Representations	29
8.2	Performance	29
8.3	No Legal Proceedings	29
8.4	Title Defects and Environmental Defects	29
8.5	Replacement Bonds	29
8.6	Sale of all Assets	29

ARTICLE IX CLOSING		30

9.1	Date of Closing	30
9.2	Place of Closing	30
9.3	Closing Obligations	30
9.4	Records	31
9.5	Suspended Proceeds	31

ARTICLE X [Intentionally Left Blank]		31

ARTICLE XI ACCESS/DISCLAIMERS		31

11.1	Access	31
11.2	Confidentiality	33
11.3	Disclaimers	34

ARTICLE XII TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS		35

12.1	General Disclaimer of Title Warranties and Representations	35
12.2	Notice of Title Defects; Defect Adjustments	35
12.3	Casualty or Condemnation Loss	38
12.4	Preferential Purchase Rights and Consents to Assign	39

ARTICLE XIII ENVIRONMENTAL MATTERS		40

13.1	Environmental Defects	40
13.2	NORM, Wastes and Other Substances	43

ARTICLE XIV ASSUMPTION; SURVIVAL, INDEMNIFICATION		43

14.1	Assumption by Buyer	43
14.2	Indemnities of Seller	44
14.3	Indemnities of Buyer	44
14.4	Limitation on Liability	45
14.5	Express Negligence	45
14.6	Exclusive Remedy	46
14.7	Indemnification Procedures	46
14.8	Survival	48
14.9	Waiver of Right to Rescission	48
14.10	Insurance; Taxes	48
14.11	Non-Compensatory Damages	48
14.12	Cooperation by Buyer – Retained Litigation	49
14.13	Disclaimer of Application of Anti-Indemnity Statutes	49

ARTICLE XV TERMINATION, DEFAULT AND REMEDIES		49

15.1	Right of Termination	49
15.2	Effect of Termination	49
15.3	Remedies	50
15.4	Return of Documentation and Confidentiality	50

ARTICLE XVI MISCELLANEOUS		50

16.1	Exhibits	50
16.2	Expenses and Taxes	50
16.3	Assignment	51
16.4	Preparation of Agreement	51
16.5	Publicity	51
16.6	Notices	52
16.7	Removal of Name	52
16.8	Further Cooperation	52
16.9	Filings, Notices and Certain Governmental Approvals	53
16.10	Entire Agreement; Conflicts	53

16.11	Parties in Interest	53
16.12	Amendment	53
16.13	Waiver; Rights Cumulative	54
16.14	Governing Law; Jurisdiction, Venue; Jury Waiver	54
16.15	Severability	54
16.16	Counterparts	54
16.17	Like-Kind Exchange	55
16.18	Attorneys’ Fees	55

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Leases and Lands, Wells (WI/NRI)

Exhibit A-1	Rights-of-Ways; Surface Leases and Easements; and Permits

Exhibit A-2	Personal Property

Exhibit A-3	Excluded Assets

Exhibit B	Form of Assignment and Bill of Sale

Exhibit C	Title Indemnity Agreement

Exhibit D	Access Agreement

Exhibit E	Form of Seller Bond

Exhibit F	Boarding Agreement

Schedules

Schedule 3.8	Allocated Values

Schedule 4.4	Consents

Schedule 4.7	Litigation

Schedule 4.8	Material Contracts

Schedule 4.9	Violation of Laws

Schedule 4.10	Preferential Rights

Schedule 4.11	Payment of Royalties/Lease Maintenance

Schedule 4.12	Personal Property

Schedule 4.13	Imbalances

Schedule 4.14	Current Commitments

Schedule 4.15	Environmental

Schedule 4.16	Production Taxes

v

Schedule 6.1	Conduct of Business

Schedule 6.4(b)	P&A Obligations Costs; Supplemental Bond Amounts and Seller Bond Amounts

Schedule 14.1	Retained Litigation

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is executed as of this 5th day of August, 2010, and is between Nippon Oil Exploration U.S.A. Limited, a Delaware corporation (“Seller”), and Black Elk Energy Offshore Operations, LLC, a Texas limited liability company (“Buyer”).

Recitals

Seller desires to sell and convey, and Buyer desires to purchase and pay for, the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the following expressions and terms shall have the meanings set forth in this Article I, unless the context otherwise requires:

“Access Agreement” shall have the meaning set forth in Article 13.1(b).

“Accounting Arbitrator” shall have the meaning set forth in Article 3.7.

“Adjusted Purchase Price” shall have the meaning set forth in Article 3.3.

“AFE” shall have the meaning set forth in Article 4.14.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Deductible” shall mean Two Million Dollars ($2,000,000.00).

“Agreement” shall have the meaning set forth in the first paragraph herein.

“Allocated Value,” with respect to any Asset, means the amount set forth in Schedule 3.8 for such Asset.

“Applicable Contracts” means all Contracts by which the Properties and other Assets are bound or that primarily relate to the Properties or other Assets and (in each case) that will be binding on the Assets or Buyer after the Closing, including, without limitation; farmin and farmout agreements; bottomhole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; crossing agreements; letters of no objection; platform use agreements; production handling agreements; and other similar contracts and agreements, to which Seller is a party and primarily related to the Properties or other Assets, but exclusive of any master service agreements or any other Contracts constituting Excluded Assets.

“Assets” shall have the meaning set forth in Article 2.1.

“Assignment” means the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit B.

“Assumed Obligations” shall have the meaning set forth in Article 14.1.

“BOE” shall mean the Bureau of Ocean Energy Management, Regulation, and Enforcement, formerly named the Minerals Management Service, and its successor entities.

“Bonding Company” shall have the meaning set forth in Article 6.4(d).

“Business Day(s)” shall mean any day other than a Saturday, Sunday, or any other day on which commercial banks in the United States of America are authorized or required by law or executive order to close.

“Buyer” shall have the meaning set forth in the first paragraph herein.

“Buyer Indemnified Parties” shall have the meaning set forth in Article 14.2.

“Buyer’s Representatives” shall have the meaning set forth in Article 11.1.

“Claim” shall have the meaning set forth in Article 14.7(b).

“Claim Notice” shall have the meaning set forth in Article 14.7(b).

“Closing” shall have the meaning set forth in Article 9.1.

“Closing Date” shall have the meaning set forth in Article 9.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Seller and Buyer dated March 3, 2010.

“Consulting Firms” shall have the meaning set forth in Article 6.4(b).

“Contract” means any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or a real or immovable property related to or used in connection with the operations of any Assets, together with any Contracts constituting Excluded Assets.

“Cure Period” shall have the meaning set forth in Article 12.2(c).

“Customary Post Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer, that are customarily obtained after the assignment of properties similar to the Assets.

“Defensible Title” shall mean such title of Seller with respect to the Assets that, subject to Permitted Encumbrances:

(a) with respect to each Well (or the specified zone(s) therein) and Lease shown in Exhibit A, entitles Seller to receive the Net Revenue Interest shown in Exhibit A for such Well (or the specified zone(s) therein) throughout the duration of the productive life of such Well (or the specified zone(s) therein), except for (i) decreases in connection with those operations in which Seller may from and after the date of this Agreement be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, (iii) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, to the extent and only to the extent such under production or under deliveries comprise a portion of the Imbalance reflected on Schedule 4.13, and (iv) as otherwise stated in Exhibit A;

(b) with respect to each Well (or the specified zone(s) therein) and Lease shown in Exhibit A, obligates Seller to bear the Working Interest shown in Exhibit A for such Well (or the specified zone(s) therein) not greater than the Working Interest shown in Exhibit A for such Well (or the specified zone(s) therein) without increase throughout the productive life of such Well (or the specified zone(s) therein), except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest, and (iii) as otherwise stated in Exhibit A; and

(c) is free and clear of all Encumbrances.

In evaluating the significance of any fact, circumstance or condition for the purpose of determining Defensible Title or a Title Defect, due consideration shall be given to the length of time that the particular Well or well location (including any well or unit attributable thereto) has been producing Hydrocarbons and whether such fact, circumstance or condition is of the type expected to be encountered in the area involved and is usual and customarily acceptable to reasonable and prudent operators, interest owners, and/or purchasers engaged in the business of ownership, operation and development of oil and gas properties with knowledge of such facts and appreciation of their legal significance.

“Deposit” shall have the meaning set forth in Article 3.2.

“Dispute Notice” shall have the meaning set forth in Article 3.6.

“Dollars” shall mean United States Dollars.

“Effective Time” shall mean 7:00 a.m. (Central Standard Time) on January 1, 2010.

“Encumbrance” shall mean any lien, security interest, pledge, charge or encumbrance.

“Environmental Arbitrator” shall have the meaning set forth in Article 13.1(e).

“Environmental Assessment” shall have the meaning set forth in Article 11.1(a).

“Environmental Claim Date” shall have the meaning set forth in Article 13.1(a).

“Environmental Condition” shall mean (a) a condition existing on or before the date of this Agreement with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law or (b) the existence before or as of the date of this Agreement with respect to the Assets or the operation thereof of any environmental pollution, contamination, degradation, damage or injury caused by, related to, or originating from such Assets, for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Defect” shall mean an Environmental Condition with respect to an Asset.

“Environmental Defect Notice” shall have the meaning set forth in Article 13.1(a).

“Environmental Laws” means all applicable federal, state, and local Laws in effect as of the date of this Agreement, including common law, relating to the protection of the public health, welfare, and the environment, including, without limitation, those laws relating to the storage, handling, and use of chemicals and other Hazardous Substances, those relating to the generation, processing, treatment, storage, transportation, disposal, or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority.

“Excluded Assets” shall mean (a) all of Seller’s corporate minute books, financial records, and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (e) all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time; (f) all claims of Seller for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes or (iii) any taxes attributable to the Excluded Assets; (g) permits and other authorizations of Governmental Authorities that are not assignable to Buyer; (h) all property owned by a Third Party; (i) any properties subject to preferential purchase rights that are excluded from the Assets pursuant to Article 12.4(b), together with a pro rata share of all of Seller’s right, title and interest in, to and under all Wells, Personal Property, Hydrocarbons and Records included in the Assets that are directly related or attributable to such properties subject to preferential purchase rights; (j) all personal computers and associated peripherals and all radio and telephone equipment; (k) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (l) all documents and instruments of Seller that may be protected by an attorney-client privilege; (m) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (n) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances; (o) geophysical, and other seismic and related technical data and information relating to the Properties to the extent Seller’s transfer of same is restricted by Third Party contractual restrictions; (p) documents prepared or received by Seller with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its respective representatives, and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its respective representatives with respect to any of the bids, the prospective purchasers, or the transactions contemplated in this Agreement; (q) any offices, office leases or personal property located on such sites which are not directly related to any one or more of the Assets; and (r) those interests designated as excluded in Exhibit A with respect to the Leases and Lands and/or identified in Exhibit A-3.

“Final Price” shall have the meaning set forth in Article 3.6.

“Final Settlement Statement” shall have the meaning set forth in Article 3.6.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, belief, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substances” shall mean any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Article 13.2.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalance” means (i) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled and (ii) any marketing imbalance between the quantity of Hydrocarbons required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing, or marketing of Hydrocarbons and the quantity of Hydrocarbons actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning future in-kind and/or cash balancing at the wellhead and production balancing at the delivery point into the relevant sale, gathering, transportation, storage, or processing facility.

“Individual Environmental Threshold” shall have the meaning set forth in Article 13.1(d).

“Individual Title Defect Threshold” shall have the meaning set forth in Article 12.2(i).

“JAB” shall have the meaning set forth in Article 6.4(b).

“Knowledge” shall mean with respect to Seller, the actual knowledge (without investigation) of the following: Steve Fly, Frank Davis III, Raeburn Marshall, Robert W. Ford and Nancy Krasinski (Land), Takaomi Okazaki, Jim Sargent and Ichiro Shikano (Asset), Curtis O’Neal and Elizabeth Espinoza (Accounting), Oscar Atkins (Operations/Production) and Richard Coleman (Production).

“Lands” shall have the meaning set forth in Article 2.1(a).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Article 2.1(a).

“Liabilities” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operations, or value of the Assets, taken as a whole and as currently operated as of the date of this Agreement or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions in the area in which the Assets are located, the United States or worldwide, or any outbreak of hostilities or war, (iii) any effect resulting from a change in Laws from and after the date of this Agreement; (iv) any reclassification or recalculation of reserves in the ordinary course of business; (v) any changes in the prices of Hydrocarbons; (vi) natural declines in well performance; and (vii) actions by any Governmental Authority, including the BOE, relating to exploration, drilling and production activities in the Gulf of Mexico.

“Material Contracts” shall have the meaning set forth in Article 4.8(a).

“Net Revenue Interest”, with respect to any Well or Lease, means the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Well or Lease, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of production therefrom.

“NORM” shall mean naturally occurring radioactive material.

“Operating Expenses” shall have the meaning set forth in Article 2.3.

“P&A Documentation” shall mean such executed forms or other written documentation as may be required by any Governmental Authority under the Laws to reflect completion of a “P&A Obligation” (including, without limitation, forms and documentation relating to plugging and abandonment activities, decommissioning activities, site clearance activities and pipeline abandonment or removal activities).

“P&A Element” shall have the meaning set forth in Article 6.4(b).

“P&A Obligations” shall mean all obligations and liabilities of Seller concerning: (a) properly plugging, re-plugging and abandoning the Wells, (b) the dismantling, decommissioning, abandoning and removing of the Wells and Personal Property, and (c) the cleaning up, restoration and/or remediation of the Properties and Personal Property; in accordance with the Leases, regulations, orders and directives of the BOE or any other Governmental Authority, and applicable Laws (including Environmental Laws).

“P&A Obligations Costs” shall have the meaning set forth in Article 6.4(b).

“P&A Report” shall have the meaning set forth in Article 6.4(f).

“Permitted Encumbrances” shall mean:

(a) lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests, and similar burdens upon, measured by, or payable out of production if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of Seller in any Well (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth in Exhibit A for such Well (or the specified zone(s) therein) and do not obligate Seller to bear a Working Interest for such Well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth in Exhibit A for such Well (or the specified zone(s) therein) (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth in Exhibit A in the same proportion as any increase in such Working Interest);

(b) preferential rights to purchase and required third party consents to assignments and similar agreements;

(c) liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(d) Customary Post-Closing Consents;

(e) conventional rights of reassignment;

(f) such Title Defects as Buyer may have waived in accordance with Article XII;

(g) all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license, or permit;

(h) rights of a common owner of any interest in rights-of-way or easements currently held by Seller and such common owner as tenants in common or through common ownership;

(i) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of pipelines, flowlines and similar constructions, or for the joint or common use of any of the Assets, to the extent same do not materially impair the use of the Assets as currently owned and operated;

(j) any vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(k) liens created under leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(l) any encumbrance affecting the Assets which is expressly referenced in any Exhibit or Schedule hereto or which is discharged by Seller at or prior to Closing;

(m) any matters referenced in Exhibit A; and

(n) the Leases and all other liens, charges, encumbrances, Contracts (including the Applicable Contracts), agreements, instruments, obligations, defects, and irregularities affecting the Assets that individually or in the aggregate are not such as to materially interfere with the operation or use of any of the Assets (as currently owned and operated), do not reduce the Net Revenue Interest of Seller in any Well (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth in Exhibit A for such Well (or the specified zone(s) therein) and do not obligate Seller to bear a Working Interest for such Well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth in Exhibit A for such Well (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth in Exhibit A in the same proportion as any increase in such Working Interest).

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Article 2.1(f).

“POI” shall have the meaning set forth in Article 6.4(b).

“Preliminary Settlement Statement” shall have the meaning set forth in Article 3.5.

“Property” or “Properties” shall have the meaning set forth in Article 2.1(b).

“Purchase Price” shall have the meaning set forth in Article 3.1.

“Records” shall have the meaning set forth in Article 2.1(h).

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of ten percent (10%)) of the cost (net to Seller’s interest) of the most cost effective Remediation of such Environmental Condition in accordance with BOE requirements or applicable Environmental Law.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Bond” shall have the meaning set forth in Article 6.4(d).

“Seller Bond Amount” shall have the meaning set forth in Article 6.4(b).

“Seller Indemnified Parties” shall have the meaning set forth in Article 14.3.

“Supplemental Bond” shall have the meaning set forth in Article 6.4(b).

“Supplemental Bond Amount” shall have the meaning set forth in Article 6.4(b).

“Third Party” shall mean any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.

“Title Arbitrator” shall have the meaning set forth in Article 12.2(j).

“Title Claim Date” shall have the meaning set forth in Article 12.2(a).

“Title Defect” means any Encumbrance, defect, or other matter that causes Seller not to have Defensible Title in and to the interests warranted by Seller in an Asset as of the Effective Time; provided that the following shall not be considered Title Defects:

(a) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(b) defects arising out of a lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Asset;

(c) defects based on a gap or break in Seller’s chain of title in the BOE or adjoining county or parish records as to federal Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice or is affirmatively shown by Seller’s Records to exist;

(d) defects that have been cured by applicable Laws of limitations or prescription;

(e) any Encumbrance or loss of title resulting from Seller’s conduct of business after the Effective Time, provided such conduct is in compliance with this Agreement; or

(f) any defect or irregularity that would customarily be waived by a reasonable owner of oil and gas properties.

“Title Defect Amount” shall have the meaning set forth in Article 12.2(d)(i).

“Title Defect Notice” should have the meaning set forth in Article 12.2(a).

“Title Defect Property” shall have the meaning set forth in Article 12.2(a).

“Title Indemnity Agreement” shall have the meaning set forth in Article 12.2(d)(ii).

“Transaction Documents” means those documents executed pursuant to or in connection with this Agreement.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Wells” shall have the meaning set forth in Article 2.1(b).

“Working Interest” means, with respect to any Well, Lease or Personal Property, the interest in and to such Well, Lease or Personal Property that is burdened with the obligation to bear and pay costs and expenses of exploration, maintenance, development and operations on or in connection with such Well or Lease, or in connection with the maintenance and operation of such Personal Property, but without regard to the effect of any royalties, overriding royalties, production payments, net profit interests and other similar burdens upon, measured by, or payable out of production therefrom and may be referred to in Exhibit A or Exhibit A-1 as the “WI”, “Record Title” or “Operating Rights” with respect to a particular Well, Lease or Personal Property.

1.2 References. The words “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereinbelow,” “hereof,” “hereto,” “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular article, section, or provision of this Agreement. References in this Agreement to articles, sections, exhibits, or schedules are to such articles, sections, exhibits, or schedules of this Agreement unless otherwise specified.

1.3 Articles. This Agreement, for convenience only, has been divided into articles. The rights and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into articles and sections and without regard to headings prefixed to such articles.

1.4 Number and Gender. Whenever the context requires, reference herein made to a single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as applicable, unless otherwise indicated.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for, all of Seller’s right, title and interest in and to the following (less and except for the Excluded Assets, collectively, the “Assets”):

(a) the oil and gas leases more particularly described in Exhibit A, subject to any depth restrictions and retained interests described in Exhibit A (collectively, the “Leases”), together with any and all other rights, titles, and interests of Seller in and to (i) the leasehold estates created thereby, subject to any depth restrictions and retained interests described in Exhibit A and to the terms, conditions, covenants, and obligations set forth in the Leases and/or Exhibit A and (ii) the lands covered by the Leases or included in units with which the Leases may have been pooled or unitized, subject to any depth restrictions described in Exhibit A (the “Lands”), including in each case, without limitation except as reflected in Exhibit A, fee interests, royalty interests, overriding royalty interests, production payments, net profits interests, carried interests, reversionary interests, and all other interests of any kind or character;

(b) all oil and gas wells (whether producing, inactive, temporarily or permanently abandoned, shut-in or otherwise) located on the Leases and the Lands or on other leases or lands with which the Leases and/or the Lands may have been pooled or unitized (collectively and including the wells set forth in Exhibit A, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto (the Leases, the Lands, and the Wells being collectively referred to hereinafter as the “Properties”);

(c) all rights and interests in, under, or derived from all unitization and pooling agreements in effect with respect to the Properties and the units created thereby which accrue or are attributable to the interests of Seller in the Properties;

(d) to the extent that they may be assigned, all Applicable Contracts;

(e) to the extent that they may be assigned, all permits, licenses, servitudes, easements, rights-of-way and other surface agreements to the extent used primarily in connection with the ownership or operation of the Properties or the Personal Property, including, without limitation, the rights-of-way and rights of use and easement described in Exhibit A-1, but excluding any permits and other appurtenances constituting Excluded Assets;

(f) all equipment, machinery, fixtures, and other real, personal, and mixed property, operational and nonoperational, known or unknown, located on the Properties or the other Assets described above as of the Effective Time, including, without limitation, saltwater disposal wells, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, pipelines, gathering systems, processing and separation facilities, platforms, structures, materials, and other items used or formerly used in the operation thereof, but excluding any such items constituting Excluded Assets (“Personal Property”), including, without limitation, the Personal Property described in Exhibit A-2;

(g) all Imbalances relating to the Properties or other Assets; and

(h) all of the rights, titles, and interests of Seller in and to all of the files, records, information, and data, whether written or electronically stored, in Seller’s possession and primarily relating to the Assets, including, without limitation: (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting records, (v) proprietary seismic and specific seismic lines if assignable by Seller without cost, unless Buyer has agreed to and pays the cost, and (vi) facility and well records but excluding any of the foregoing items that are Excluded Assets (“Records”).

2.2 Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.

2.3 Revenues and Expenses. Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses, in each case attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production, and other proceeds), and shall be responsible for all

Operating Expenses, in each case, attributable to the Assets for the period of time on and after the Effective Time. All Operating Expenses attributable to the Assets, in each case that are: (a) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (b) incurred with respect to operations conducted or production on and after the Effective Time shall be paid by or allocated to Buyer. “Operating Expenses” means all operating expenses (including without limitation costs of insurance and ad valorem, property, severance, production and similar taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, prorated as appropriate in the event Seller owns less than an undivided 100% interest, per drilling Well and per active producing Well operated by Seller, and in the absence of an operating agreement or unit agreement, a fixed monthly rate equal to $3,748.00 per active producing Well operated by Seller, prorated as appropriate in the event Seller owns less than an undivided 100% interest in each such Well, but excluding Liabilities, attributable to (i) Liabilities for personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells, dismantle or decommission facilities, close pits and restore the surface around such wells, facilities and pits, (iii) environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments or Personal Property under applicable Environmental Laws, (iv) obligations with respect to Imbalances, (v) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, including those held in suspense.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The purchase price for the Assets shall be Five Million Dollars ($5,000,000.00) (the “Purchase Price”), payable in United States currency by wire transfer in immediately available funds as and when provided in this Agreement.

3.2 Deposit. Contemporaneously with the execution of this Agreement Buyer has deposited by wire transfer in immediately available funds into escrow with Seller the sum of One Million Dollars ($1,000,000.00), representing twenty percent (20%) of the Purchase Price (the “Deposit”). The Deposit shall be applied toward the Purchase Price at the Closing, without any interest earned thereon; provided, however:

(a) If (i) all conditions precedent to the obligations of Buyer set forth in Article VII have been met, and (ii) the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of: (A) the failure of Buyer to materially perform any of its obligations hereunder, or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all material respects as of the Closing, then, in such event, Seller shall have the right to terminate this Agreement, and retain the Deposit as liquidated damages.

(b) If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur on or before the Closing Date for any reason other than as set forth in Article 3.2(a), then Buyer shall be entitled to the delivery of the Deposit, without any interest or earnings thereon and free of any claims by Seller with respect thereto. Buyer and Seller shall thereupon have the rights and obligations set forth in Article 15.2

3.3 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a) The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i) the amount of $100,000.00, which amount the parties agree equals the value of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines, plants and/or platforms (including inventory) as of the Effective Time, less amounts payable as royalties, overriding royalties, and other burdens upon, measured by, or payable out of such production and severance taxes deducted by the purchaser of such production;

(ii) an amount equal to all Operating Expenses and other costs and expenses that are attributable to the Assets and paid by Seller and applicable to the period from and after the Effective Time, whether paid before or after the Effective Time, including, without limitation, (A) bond and insurance premiums paid by or on behalf of Seller, exclusive of any bonds furnished by Seller to Devon Energy Production Company, L.P. or Devon Louisiana Corporation with regard to the Assets, (B) royalties or other burdens upon, measured by or payable out of proceeds of production, (C) rentals and other lease maintenance payments and (D) ad valorem, property, severance and production taxes and any other taxes (exclusive of income taxes) based upon or measured by the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom;

(iii) if Seller is the operator under a joint operating agreement covering any of the Properties, an amount equal to the costs and expenses paid by Seller on behalf of the other joint interest owners that are attributable to the period from and after the Effective Time;

(iv) without duplication of any other amounts set forth in this Article 3.3(a), the amount of all taxes prorated to Buyer but paid by Seller in accordance with Article 16.2;

(v) in the event of an Imbalance, to the extent that Seller is underproduced, the value of said underproduction shall be determined at Closing using $4.77/mcf for gas and $77.44 per barrel for oil (and associated hydrocarbons);

(vi) the amount of any advances paid by Seller to and held by a Third Party operator of any Asset pursuant to any Applicable Contract for operations conducted or to be conducted on or after the Effective Time; and

(vii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

(b) The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to all proceeds received by Seller and attributable to the sale of Hydrocarbons produced from or allocable to the Assets for the period from and after the Effective Time, net of expenses (other than Operating Expenses) directly incurred in earning or receiving such proceeds, and any sales, excise or similar taxes in connection therewith not reimbursed to Seller by a Third Party purchaser;

(ii) an amount equal to all other proceeds received by Seller (other than from the sale of Hydrocarbons produced from or allocable to the Assets) to which Buyer is entitled pursuant to Article 2.3;

(iii) if Seller makes the election under Article 12.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing;

(iv) if Seller makes the election under Article 13.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing;

(v) without duplication of any other amounts set forth in this Article 3.3, the amount of all taxes prorated to Seller but payable by Buyer in accordance with Article 16.2;

(vi) in the event of an Imbalance, to the extent that Seller is overproduced, the value of said overproduction shall be determined at Closing using $4.77/mcf for gas and $77.44 per barrel for oil (and associated hydrocarbons);

(vii) the amount of any advances by Third Parties paid before the Effective Time to Seller, as operator of any Asset, and held by Seller pursuant to any Applicable Contract to fund operations conducted or to be conducted with respect to the Assets after the Effective Time; and

(viii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

3.4 Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at the Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Article 3.6.

3.5 Preliminary Settlement Statement. Not less than five (5) Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s account for the wire transfer of funds as set forth in Article 9.3(d). Within three (3) Business Days of receipt of the Preliminary Settlement

Statement, Buyer will deliver to Seller a written report containing all changes and an explanation of any such changes and the reasons therefor that Buyer proposes to be made to the Preliminary Settlement Statement, together with the designation of Buyer’s account for the wire transfer of funds as set forth in Article 9.3(d). The parties shall attempt to agree on a final Preliminary Settlement Statement prior to Closing. If the parties are unable to agree on the final Preliminary Settlement Statement by the Closing Date, Seller’s estimate shall be used to determine the adjustments to the Purchase Price pursuant to Article 3.3 at Closing.

3.6 Final Settlement Statement. On or before ninety (90) days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual income and expenses during the period from and after the Effective Time and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price (“Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement and, where possible and reasonable, accompanied by supporting documentation. As soon as practicable, and in any event within thirty (30) days, after receipt of the Final Settlement Statement with such supporting documentation, Buyer shall return a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Price, shall be final and binding on the parties hereto. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing party to the owed party within ten (10) days of such mutual agreement. All amounts paid pursuant to this Article 3.6 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant party.

3.7 Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within fourteen (14) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to The American Association of Arbitration, or such other party as the parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such party may desire to submit. Within twenty (20) Business Days after receiving the parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any amounts owed by one party to the other will be paid within ten (10) days after the parties receive a decision from the Accounting Arbitrator. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against either of the parties in any court of competent jurisdiction. The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller.

3.8 Allocation of Purchase Price / Allocated Values. Buyer and Seller agree that the unadjusted Purchase Price shall be allocated among the Assets, in accordance with the principles of Section 1060 of the Code and the Treasury Regulations, as set forth in Schedule 3.8 of this Agreement. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset in Schedule 3.8 and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein. Buyer and Seller agree (a) that the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of all federal, state, and local tax returns, including without limitation Internal Revenue Service Form 8594 and (b) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to taxes, in notices to preferential purchaser right holders, or in other documents or notices relating to the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer the following:

4.1 Organization, Existence. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of its formation and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.

4.2 Authorization. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary corporate or partnership action (as applicable) on the part of Seller. This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3 No Conflicts. Subject to the receipt of all consents and approvals from Third Parties in connection with the transactions contemplated hereby, the execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of Seller, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture, license, or other material agreement to which Seller is a party or by which Seller or the Assets may be bound or (c) violate any Law applicable to Seller or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

4.4 Consents. Except (a) as set forth in Schedule 4.4, (b) for Customary Post Closing Consents, (c) under Contracts that are terminable upon not greater than ninety (90) days notice without payment of any fee, and (d) preferential purchase rights set forth in Schedule 4.10, there are no consents or other restrictions on assignment, including, but not limited to, requirements for consents from Third Parties to any assignment (in each case) that would be applicable in connection with the transfer of the Assets or the consummation of the transactions contemplated by this Agreement by Seller, where the failure to comply with such transfer restrictions would have a Material Adverse Effect.

4.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller.

4.6 Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

4.7 Litigation. Except as set forth in Schedule 4.7, there is no suit, action or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceedings, pending, or to Seller’s Knowledge, threatened against Seller or the Assets, that would have a Material Adverse Effect. No forfeiture proceedings and no condemnation or taking under right of eminent domain is pending or has been threatened with respect to any of the Assets or any portion thereof.

4.8 Material Contracts.

(a) Schedule 4.8 sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than Five Hundred Thousand Dollars ($500,000) during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than Five Hundred Thousand Dollars ($500,000) during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii) any Hydrocarbon purchase and sale, transportation, processing or similar Contract that is not terminable without penalty on ninety (90) days or less notice;

(iv) any indenture, mortgage, loan, credit or sale leaseback or similar contract that can reasonably be expected to result in aggregate payments by Seller of more than Five Hundred Thousand Dollars ($500,000) during the current or any subsequent fiscal year;

(v) any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon ninety (90) days or less notice and (B) involves an annual base rental of more than Five Hundred Thousand Dollars ($500,000); and

(vi) any Applicable Contract with any Affiliate of Seller that will not be terminated prior to Closing.

(b) Except as set forth in Schedule 4.8 and except for such matters that would not have a Material Adverse Effect, there exist no defaults under the Material Contracts by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contracts, and no event has occurred that with notice or lapse of time or both would constitute any default under any such Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract. Also to the Seller’s Knowledge, the Material Contracts are in full force and effect, and Seller has not given or received a written notice of any action to terminate, rescind, procure a judicial reformation of, or amend any of the Material Contracts in a manner materially adverse to Seller’s interests thereunder.

4.9 No Violation of Laws. To Seller’s Knowledge, except as set forth in Schedule 4.9, Seller has not violated any applicable Laws with respect to the ownership and operation of the Assets, except where such violations would not have a Material Adverse Effect. This Article 4.9 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Article 4.15.

4.10 Preferential Rights. To Seller’s Knowledge, except as set forth in Schedule 4.10, there are no preferential rights to purchase that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby.

4.11 Royalties. Except as would not have a Material Adverse Effect and except for such items that are being held in suspense, to Seller’s Knowledge Seller has properly and timely paid and is current in Seller’s payment of all royalties, overriding royalties and other burdens on production due by Seller with respect to the Properties or, if not paid, is disclosing same in Schedule 4.11 and is contesting such royalties and other burdens in good faith in the normal course of business. To Seller’s Knowledge, except as set forth in Schedule 4.11, the Leases are in full force and effect as of the date hereof and all rentals, royalties and other payments due under the Leases have been properly and timely paid and no notices have been received by Seller of any claim to the contrary.

4.12 Personal Property. To Seller’s Knowledge, except as set forth in Schedule 4.12, all Personal Property constituting a part of the Assets are in a state of repair so as to be adequate for normal operations, except where such state of repair would not have a Material Adverse Effect. Any Personal Property that is described in Exhibit A-2 that would not relate to the use, ownership, maintenance or operation of the Properties shall be excluded from this representation and warranty.

4.13 Imbalances. As of the Effective Time, to Seller’s Knowledge production imbalances with respect to the Assets are as set forth in Schedule 4.13.

4.14 Current Commitments. To Seller’s Knowledge, Schedule 4.14 sets forth, as of the date of this Agreement, all authorizations for expenditures (“AFEs”) relating to the Properties to drill, sidetrack, deepen, complete, re-complete or rework Wells, to construct or install platforms, pipelines or production-related facilities or for other capital expenditures pursuant to any of the Applicable Contracts for which all of the activities anticipated in such AFEs or commitments had not been completed by the Effective Time or were entered into or agreed to between the Effective Time and the date of this Agreement.

4.15 Environmental.

(a) Except as set forth in Schedule 4.15, Seller has not received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets that: (a) interferes with or prevents compliance by Seller with any Environmental Law or the terms of any license or permit issued pursuant thereto; or (b) gives rise to or results in any common law or other liability of Seller to any Person which, in the case of either clause (a) or (b) hereof, would have a Material Adverse Effect.

(b) To Seller’s Knowledge, all materials reports, studies, written notices from environmental Governmental Authorities, tests, analyses, and other documents specifically addressing environmental matters related to Seller’s ownership or operation of the Properties, which are in Seller’s possession, have been made available to Buyer.

4.16 Production Taxes. Except as disclosed in Schedule 4.16, during the period of Seller’s ownership of the Assets, Seller has filed all tax returns required to be filed for all ad valorem, property, production, severance, and similar taxes and assessments (including penalties and interest) based on or measured by the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom that have become due and payable before the Effective Time and all such taxes and assessments (including penalties in interest) have been paid, other than taxes which have been contested in good faith.

4.17 Brokers Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.18 Joint Operating Agreements. To Seller’s Knowledge, the Material Contracts identified on Schedule 4.8 include all joint operating agreements, or similar agreements, currently in force and effect with respect to the Leases. The parties conducting the joint operations pursuant to the joint operating agreement pertaining to Vermilion Block 207 Field have elected to be excluded from the application of Subchapter K of Chapter 1 of the Code.

ARTICLE V

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller the following:

5.1 Organization; Existence. Buyer is a limited liability company, duly organized, validly existing, and in good standing under the laws of the state of its formation and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.

5.2 Authorization. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary corporate or partnership action (as applicable) on the part of Buyer. This Agreement is, and the Transaction

Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3 No Conflicts. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law or Order applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a substantial adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.4 Consents. Except for (a) consents of or filings with the appropriate Governmental Authority in connection with the assignment of the Assets, and (b) the consents or other restrictions on assignment referenced in Article 4.4 of this Agreement, there are no consents or other restrictions on assignment, including, but not limited to, requirements for consents from Third Parties to any assignment (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by Buyer.

5.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer.

5.6 Litigation. There is no suit, action, investigation or inquiry by any Person or by or before any Governmental Authority, and no legal, administrative, or arbitration proceedings pending, or to Buyer’s knowledge, threatened against Buyer, or to which Buyer is a party, that would have a substantial adverse effect upon the ability of Buyer to consummate the transactions contemplated in this Agreement.

5.7 Financing. Buyer has, and shall have as of the Closing Date, sufficient funds with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

5.8 Regulatory. Buyer is now (or as of Closing) and hereafter (or thereafter) shall continue to be, qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions (including the federal and state waters in the Gulf of Mexico) where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any applicable Laws, Buyer currently has (or as of Closing will have) and will hereafter (or thereafter) continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of such leases and has filed any and all required reports necessary for such operations with all Governmental Authorities having jurisdiction over such operations.

5.9 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Seller, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets.

5.10 Broker’s Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.

5.11 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

5.12 Breach on Date Hereof. As of the date of this Agreement, Buyer has no knowledge of any fact that would constitute a material breach by Seller and would serve to substantially adversely effect any representation, warranty or covenant of Seller contained in this Agreement.

ARTICLE VI

CERTAIN AGREEMENTS

6.1 Conduct of Business. Except as set forth in Schedule 6.1 and except for emergency measures that may be taken in connection with an act of God (including, without limitation, a threatened storm), Seller agrees from and after the date hereof until Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer, to:

(a) operate the Assets currently operated by Seller in the usual, regular and ordinary manner consistent with past practice, including maintaining all insurance coverage presently in place, which covers Seller’s interest in the Assets;

(b) maintain Seller’s books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;

(c) not enter into a Material Contract, or an AFE providing for an amount greater than Two Hundred Thousand Dollars ($200,000.00) net to Seller’s interest, or materially amend or change the terms of any Material Contract; and

(d) not transfer, sell, mortgage, pledge or dispose of any material portion of the Assets, other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained.

Notwithstanding the preceding provisions of this Article 6.1, Buyer’s consent shall not be required with respect to any action taken by Seller pursuant to any Contract, as required by Law, as specifically contemplated by other provisions of this Agreement.

Furthermore, Buyer acknowledges Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other working interests owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Article 6.1, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Article 6.1. Seller agrees to use reasonable efforts to apprise Buyer of any matter relating to any Asset of which Seller becomes aware and which an operator of an Asset would be reasonably expected to inform a non-operator. Seller agrees to use reasonable efforts to consult with Buyer regarding all decisions materially affecting any Asset, but Seller shall have the sole decision-making authority with respect to any such matter, except as provided in Article 6.7.

6.2 Successor Operator. While Buyer acknowledges that it desires to succeed Seller as operator of those Assets or portions thereof that Seller presently operates, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of the same to the extent the Assets or portions thereof may be subject to operating agreements or other Contracts that control the appointment of a successor operator. Seller agrees, however, that as to the Assets it operates and which are subject to such operating agreements or such other Contracts, Seller shall support Buyer’s efforts to become successor operator effective as of the Closing (at Buyer’s sole cost and expense) and to vote for, designate and/or appoint by assignment, to the extent contractually or legally possible, Buyer as successor operator effective as of the Closing. With respect to all Assets or portions thereof that Seller presently operates and that are not subject to such operating agreements or such other Contracts, Seller agrees to transfer operatorship thereof to Buyer at Closing and shall prepare, execute and deliver designation or change of operator forms on forms approved by the applicable Governmental Authorities and such other documents as may be required or convenient to transfer operatorship thereof to Buyer. Until Buyer is designated or appointed as successor operator with respect to an Asset operated by Seller, or until a Third Party is elected successor operator of such Asset, Seller shall continue to serve as operator of the Asset pursuant to a mutually acceptable service agreement to be entered into by Seller and Buyer at Closing.

6.3 Reserved.

6.4 Bonds and Other Security.

(a) Buyer acknowledges that the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities or prior owners of any of the Assets and relating to the Assets will not be transferred to Buyer. On or before the Closing

Date, Buyer shall obtain, or cause to be obtained in the name of Buyer or its designee, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of, or its ability to post, bonds, letters of credit, guarantees, or other security, with all applicable Governmental Authorities meeting the requirements of such Governmental Authorities to own and, where appropriate, operate, the Assets. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall have no obligation to Seller to replace that certain Guaranty dated April 6, 2005, executed by Nippon Oil Corporation in favor of Devon Energy Production Company, L.P. and Devon Louisiana Corporation, with respect to any obligations pertaining to the Assets.

(b) In connection with its ownership of the Assets, Seller has previously engaged Proserv Offshore, Inc. (formerly Twachtman, Snyder & Bird, Inc. (“POI”)) and JAB Energy Solutions (“JAB”) to prepare an estimate of the total costs to perform all P&A Obligations associated with the Leases (the “P&A Obligations Costs”). Schedule 6.4(b) lists, to the extent possible based on information in Seller’s possession, the individual P&A Obligations Costs for each Well, platform and pipeline (each, a “P&A Element”) on or related to each Lease, that the parties agree, for the purposes of this Article 6.4, comprise, in the aggregate, the current estimated P&A Obligations Costs, together with (i) a description of the estimated amount of the supplemental bonds, as such term is commonly used by the BOE (such estimated amount is hereafter referred to as the “Supplemental Bond Amount”, and each such bond is referred to as a “Supplemental Bond”) that Buyer or its designee shall post with the BOE on or about the Closing Date with respect to the particular Lease to be covered by each Supplemental Bond as set forth on said Schedule 6.4(b), and (ii) the estimated amount of each Seller Bond (the “Seller Bond Amount”) that shall be issued to Seller pursuant to Article 6.4(d). The bonds provided for in Article 6.4(b) and (d) shall be obtained by Buyer in the amounts based on the estimated P&A Obligations Costs listed in Schedule 6.4(b).

Seller and Buyer agree that either POI or JAB is acceptable to the parties to prepare future estimates of the P&A Obligations Costs as provided elsewhere in this Article 6.4 (such firms mutually agreed to by the parties to conduct such estimates are referred to hereafter as the “Consulting Firms”). From time to time the parties may mutually agree in writing to change the identification of the Consulting Firms to conduct future estimates of the P&A Obligations Costs. On or before the second anniversary of the Closing Date and on each biennial anniversary date thereafter (unless a longer or shorter period is mutually agreed to in writing by the parties), Seller and Buyer will arrange for and obtain at the parties’ joint expense an updated cost estimate of the then outstanding P&A Obligations Costs for each Lease from one of the Consulting Firms, and such updated estimate shall take into account the performance or completion of P&A Obligations with respect to any P&A Elements conducted with respect to the Assets subsequent to the prior estimate conducted by one of the Consulting Firms and identified in a P&A Report as set forth in Article 6.4(f). If the updated estimate for any Lease is less than or greater than the sum of the then current Supplemental Bond Amount and the Seller Bond Amount for such Lease, then Seller and Buyer will promptly revise Schedule 6.4(b) to reflect the decrease or increase, as the case may be, in the Seller Bond Amount for such Lease, and to obtain an amendment to such Seller Bond reflecting such decrease or increase (with Buyer to bear the cost of such amendment and to be responsible for any security required in connection with such amendment).

(c) Seller and Buyer shall contract with POI for each such biennial estimate as provided for above not less than sixty (60) days prior to each next ensuing biennial anniversary date, unless the parties mutually agree in writing to use a different Consulting Firm. The fees and expenses for the preparation and delivery of each such biennial estimate shall be borne equally by Seller and Buyer. In the event Buyer fails to join with Seller to timely engage and obtain revised estimated P&A Obligations Costs as provided for above, Seller, after first providing written notice to Buyer of such failure and allowing Buyer ten (10) days to cure such failure, may obtain such estimate from one of the Consulting Firms and all costs incurred by Seller in such connection will be borne and paid by Buyer promptly upon written demand from Seller. Notwithstanding anything to the contrary set forth in this Article 6.4, Seller shall not be obligated to release or reduce the amount provided for in any Supplemental Bond or Seller Bond pursuant to the provisions of Article 6.4 if and while Buyer is in default with respect to its obligations under Article 6.4.

In connection with the future estimates of the P&A Obligations Costs to be conducted from time to time by one of the Consulting Firms, the parties agree to provide the Consulting Firm with such access to the Assets as may be necessary and appropriate in order to conduct such estimates. Such future estimates shall be conducted consistent, in all material respects, with the scope and manner (without regard to the expense of conducting the estimates as reflected therein) set forth in that certain 2010 Offshore Decommissioning Liability Study Update, Proserv Offshore Proposal No. PS-10-101-11, a copy of which has been provided to Buyer by Seller, unless the parties mutually agree in writing to a different scope and manner to conduct such future estimates.

(d) Subject to the remaining provisions of Article 6.4, no later than Closing, Buyer shall obtain and at all times maintain (subject to Articles 6.4(b) and (f)) for a period not to exceed six months following the performance of all P&A Obligations relating to each Lease specified in Schedule 6.4(b), a non-cancelable performance bond (each a “Seller Bond”), with respect to each Lease specified in Schedule 6.4(b) to be covered by a Seller Bond, naming Seller as obligee and loss payee and securing Buyer’s performance with respect to the P&A Obligations relating to such Lease. Each Seller Bond shall be (i) substantially in the form attached as Exhibit E, (ii) in an amount equal to the Seller Bond Amount for the related Lease, subject to adjustment pursuant to Articles 6.4(b), (e) and (f), (iii) placed with a surety company or companies acceptable to Seller and that is authorized and admitted to do business in the jurisdictions where the Assets are located, that is and remains approved by the United States Treasury and the BOE, and that is listed in the Federal Register and licensed by the State of Texas (or other jurisdiction acceptable to Seller) to execute bonds as surety (whether one or more, the “Bonding Company”), and (iv) provided to Seller no later than two (2) Business Days prior to the Closing Date.

It is the intention of the parties that so long as P&A Obligations with respect to the Leases have not been fully performed, Buyer shall have secured and shall maintain, on a Lease by Lease basis, Seller Bonds and/or the Supplemental Bonds in an aggregate amount not less than the then current estimated P&A Obligations Costs for each Lease, as determined by the Consulting Firm provided for in Article 6.4(b) above, subject to such reductions as expressly provided for in Article 6.4(f).

(e) If as to any Lease the Supplemental Bond for such Lease is released or terminated other than as a result of the performance of all P&A Obligations relating to such Lease (e.g., the BOE accepts Buyer as a financially exempt company), then prior to or contemporaneous with such cancellation or termination Buyer shall cause the Seller Bond for such Lease to be increased by the amount of the Supplemental Bond so cancelled or terminated or, if there is no Seller Bond outstanding for such Lease, cause a Seller Bond to be issued to Seller in the amount of such Supplemental Bond.

(f) On or before each anniversary date of the Closing Date, Buyer will provide Seller with a written report from Buyer, including an affidavit signed by an officer of Buyer, detailing the extent to which P&A Obligations with respect to any P&A Element for any Lease have been conducted since the Closing Date, or the last anniversary date thereof, as the case may be, together with appropriate P&A Documentation associated with each such completed P&A Element (each, a “P&A Report”). Each such P&A Report shall be provided to the Consulting Firm thereafter hired to conduct the biennial estimate of the P&A Obligations Costs and the details of each such P&A Report shall be taken into account by such Consulting Firm in connection with its biennial estimate. In the event Buyer performs or completes P&A Obligations with respect to one or more of the Leases at a cost in excess of Ten Million Dollars ($10,000,000.00) during a calendar year in which the biennial estimate is not planned to be conducted, Seller shall, upon receipt of the appropriate P&A Documentation with respect to such performance or completion, instruct the Bonding Company to cancel, or to reduce, as the case may be, the Seller Bond (if any) for the Lease on which the P&A Element associated with such P&A Obligations have been completed or performed by an amount equal to the bond amount associated with each such P&A Element. Upon the full performance of the P&A Obligations relating to a Lease (as evidenced by the BOE sending a notice or letter to the Bonding Company stating that the Supplemental Bond covering such Lease has been cancelled or terminated due to the performance of such P&A Obligations or, if there is no Supplemental Bond covering such Lease, by furnishing Seller with evidence reasonably acceptable to Seller reflecting that such P&A Obligations have been fully performed), together with an affidavit signed by an officer of Buyer attesting to such performance and indentifying all Wells and Personal Property associated with the performance of such P&A Obligations, Seller shall upon receipt of such documentation, instruct the Bonding Company to cancel the Seller Bond (if any) covering such Lease.

(g) As used in this Article 6.4, “performance”, “performed”, “completion” or “completed” shall mean compliance with all Laws, together with appropriate P&A Documentation.

(h) If any Governmental Authority makes demand upon Seller to perform any of the P&A Obligations (or a demand is made upon another non-Buyer co-obligor for any of the P&A Obligations and a subsequent demand by such co-obligor is made upon Seller to contribute toward the costs of performing any of the P&A Obligations), Seller shall notify Buyer, who shall have the right to perform such P&A Obligations or to contribute such amount. However, in the event Buyer fails to commence operations necessary to perform such P&A Obligations or fail to contribute such amount within thirty (30) days of Seller’s notice, unless a shorter period of time is required by the Governmental Authority or the non-Buyer co-obligor, Seller, in addition to any other rights under the Seller Bond, may draw under the Seller Bond prior to any performance with respect to the P&A Obligations in an amount reasonably estimated by Seller as necessary or appropriate to perform the P&A Obligations (or to pay its share of the estimated costs for the P&A Obligations if demand is made by a non-Buyer co-obligor).

(i) If any Governmental Authority makes demand upon Seller to perform any of the P&A Obligations, Seller shall notify Buyer, who shall have the right to perform such P&A Obligations. However, in the event Buyer fails to commence operations necessary to perform any such P&A Obligations within thirty (30) days of Seller’s notice, unless a shorter period of time is required by the Governmental Authority, Seller shall have (and upon request Buyer shall take all actions necessary to cause Seller to have) immediate and unrestricted access to the Assets for the purpose of performing such P&A Obligations without the requirement of any further notice to Buyer or further consent or authorization from Buyer. If required by any Governmental Authority, Buyer shall execute such designations of operator or other forms as may be required in order for Seller, or its designee, to perform such P&A Obligations.

6.5 Record Retention. Buyer, for a period of seven (7) years following Closing, will (a) retain the Records, (b) provide Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained a copy) during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates, and its and their officers, employees and representatives with access, during normal business hours, to documents and other materials received or produced after Closing relating to any indemnity claim made under Article 14.2 of this Agreement for review and copying at Seller’s expense.

6.6 Notifications. Buyer will notify Seller promptly after the discovery by Buyer that any representation or warranty of Seller or Buyer contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date. Seller will notify Buyer promptly after the discovery by Seller that any representation or warranty of Seller or Buyer contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date.

6.7 Certain Operation. If Seller should desire not to make any payment not required by an Applicable Contract or applicable Law or not to participate in any drilling, deepening, sidetracking, completion, re-completion, reworking, equipping or other operation or activity on or with respect to any Property proposed by any Third Party under any Applicable Contract, Seller shall give Buyer written notice thereof at least ten (10) days prior to the date such payment is due or, in the case of an operation or other activity, immediately after Seller receives notice of such operation or other activity from the operator of such Property (or if Seller is the operator, at the same time Seller gives or is required to give notice of such proposed operation or activity to the non-operators of such Property). In such event, Seller shall have no obligation to make any such payment or to exercise its election to participate in any such operation in which Seller does not desire to participate unless Seller receives from Buyer, within a reasonable time prior to the date when such payment or election is required to be made by Seller, (a) the written election and agreement of Buyer to (i) require Seller to make such payment or to exercise such election, as the case may be, and (ii) pay all costs and expenses of Seller with respect to such payment or such operation or activity, and (b) the funds necessary for Seller to fund such payment or to pay Seller’s estimated share of the costs and expenses (as reflected by the AFE submitted by the operator) for such operation or activity. If Buyer advances funds pursuant to this Article 6.7 with respect to a particular Property, and if the Closing does not occur, then Seller shall, within thirty (30) days, at Seller’s option either reimburse the advanced funds to Buyer or assign to Buyer Seller’s interest in said Well, together with related interests in the affected Lease and other related Personal Property.

6.8 Transaction Documents. Seller and Buyer agree to execute and deliver all Transaction Documents that are to be executed and delivered by either or both at Closing pursuant to Article 9.3.

6.9 Post Closing Consents. Seller and Buyer shall use commercially reasonable efforts after Closing to obtain all Customary Post Closing Consents from, and make all filings with, all Governmental Authorities that may be required by applicable Laws or under the terms of the Leases or Applicable Contracts in connection with the assignment of Seller’s interests to Buyer; provided, however, Seller shall not be obligated to make any payments or to provide any guarantees, bonds or other security in order to obtain such Customary Post Closing Consents. Until all Customary Post Closing Consents are obtained with respect to a Lease for which the same are required to be obtained, Seller shall continue to hold legal title to Seller’s interest attributable to such Lease as nominee for Buyer but at Buyer’s sole risk and expense. For purposes of this Article 6.9, Seller and Buyer shall treat and deal with Seller’s interest attributable to such Lease as if full legal and equitable title to such Seller’s interest had passed from Seller to Buyer at Closing.

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing of each of the following conditions:

7.1 Representations. The representations and warranties of Seller set forth in this Agreement shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date, except to the extent any breach would not result in a Material Adverse Effect.

7.2 Performance. Seller shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date so as to not result in a Material Adverse Effect.

7.3 No Legal Proceedings. No material suit, action, or other proceeding shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

7.4 Title Defects and Environmental Defects. The sum of (a) all Title Defect Amounts determined under Article 12.2(d)(i) prior to the Closing,, plus (b) all Remediation Amounts for Environmental Defects determined under Article XIII prior to the Closing, shall be less than One Million Dollars ($1,000,000.00).

7.5 No Material Change in Laws and Actions of Governmental Authorities. Since the date of this Agreement there shall have occurred no change in Laws or actions by any Governmental Authority, including the BOE, relating to the exploration, drilling and production activities in the Gulf of Mexico that reasonably would serve to (i) have a substantial adverse effect on the ownership or operation of the Assets, (ii) make the expected economic effect of the transactions contemplated by this Agreement substantially less attractive, or (iii) make the cost of the performance of its obligations after the Closing Date substantially more burdensome.

7.6 Third Party Consents to Assigns. All material consents to assign with respect to the transfer of title to each of the Leases (other than Customary Post Closing Consents) have been obtained in writing at or before the Closing.

ARTICLE VIII

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing of each of the following conditions precedent:

8.1 Representations. The representations and warranties of Buyer set forth in this Agreement shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date, except to the extent any breach would not result in a Material Adverse Effect.

8.2 Performance. Buyer shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

8.3 No Legal Proceedings. No material suit, action, or other proceeding shall be pending before any Governmental Authority seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

8.4 Title Defects and Environmental Defects. The sum of (a) all Title Defect Amounts determined under Article 12.2(d)(i) prior to the Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XIII prior to the Closing, shall be less than One Million Dollars ($1,000,000.00).

8.5 Replacement Bonds. Buyer shall have obtained, or caused to be obtained, in the name of Buyer, replacements for Seller’s and/or its Affiliates’ bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required by Article 6.4, and shall have obtained, or caused to be obtained, the Seller Bonds and the Supplemental Bonds required by Article 6.4.

8.6 Sale of all Assets. Notwithstanding anything to the contrary set forth in this Agreement, if at the Closing Buyer does not purchase from Seller all of the Assets, less and except those Assets excluded pursuant to the preferential purchase right notifications provided for in Article 12.4 below, Seller shall not be required to consummate the transactions contemplated hereby with respect to any of the Assets, whether to Buyer or to any holder of a preferential purchase right that timely exercises such right, and shall have the right to terminate this Agreement.

ARTICLE IX

CLOSING

9.1 Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before September 15, 2010, or such other date as Buyer and Seller may agree upon in writing. The date of the Closing shall be the “Closing Date”.

9.2 Place of Closing. The Closing shall be held at Seller’s offices located at 5847 San Felipe Street, Suite 2800, Houston, Texas 77057.

9.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller and Buyer shall execute and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties and parishes, covering the Assets.

(b) Seller and Buyer shall execute and deliver such transfers and assignments, on appropriate forms, as may be required by any Governmental Authority in order to transfer the Assets from Seller to Buyer pursuant to the terms of this Agreement.

(c) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

(d) Buyer shall deliver to Seller, or Seller shall deliver to Buyer, as the case may be, to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, the Adjusted Purchase Price, after giving effect to the Deposit.

(e) Seller shall execute and deliver forms supplied by Buyer and reasonably acceptable to Seller, appropriate transfer orders or letters in lieu thereof, directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time.

(f) Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code.

(g) Subject to Article 6.2, to the extent applicable and required under applicable Laws, for any state and/or federal lease included in the Assets, Seller shall deliver designation of operator forms.

(h) Buyer shall deliver to Seller the Seller Bonds pursuant to Article 6.4, and shall provide Seller with evidence that the remaining bonds, letters of credit and guarantees provided for in Article 6.4 (including, without limitation, the Supplemental Bonds) have been obtained and will be delivered as contemplated by this Agreement to the appropriate Third Parties or Governmental Authorities.

(i) Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

9.4 Records. In addition to the obligations set forth under Article 9.3 above, at Closing or within thirty (30) days thereafter, pursuant to Buyer’s reasonable instructions, Seller shall deliver to Buyer possession of the Records in Houston, Texas. Buyer shall be entitled to originals or legible copies of Records in the possession of Seller.

9.5 Suspended Proceeds. At Closing, Seller shall provide Buyer with a listing showing all proceeds from production attributable to the Properties which are currently held in suspense and shall transfer to Buyer all such suspended proceeds. BUYER SHALL BE RESPONSIBLE FOR PROPER DISTRIBUTION OF ALL SUCH SUSPENDED PROCEEDS TO THE PARTIES LAWFULLY ENTITLED TO SAME AND ANY CLAIMS RELATED THERETO, AND BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THE SUSPENDED PROCEEDS SO DELIVERED.

ARTICLE X

[INTENTIONALLY LEFT BLANK]

ARTICLE XI

ACCESS/DISCLAIMERS

11.1 Access. From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Article 11.1, and execution of a Boarding Agreement (utilizing the form attached hereto as Exhibit F) with respect to any Assets operated by Seller and/or obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Buyer and its officers, employees, consultants, agents, accountants, attorneys, investment bankers, lenders, equity investors and other authorized representatives (“Buyer’s Representatives”) full and unrestricted access, during normal business hours, to the Assets, including (but not limited to) all Records and other documents in Seller’s or its Affiliates’ possession relating primarily to the Assets. Seller shall make all Records available to Buyer and Buyer’s Representatives for due diligence investigation at the location of Seller’s offices located at 5847 San Felipe Street, Suite 2800, Houston, Texas 77057, or at such other location or locations acceptable to Seller and Buyer. Seller shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice and during normal business hours, adequate office space in Seller’s offices and Seller’s personnel knowledgeable of the Assets in order that Buyer may make such due diligence investigation as Buyer considers necessary or appropriate. At Buyer’s expense, Buyer shall have the right to arrange with Seller for the purpose of making copies of such Records as Buyer may desire to copy for purposes of conducting its due diligence investigation. All due diligence investigations conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(a) Upon written notice to Seller, Buyer shall have the right to conduct a Phase I environmental property assessment of all or any portion of the Assets (the “Environmental Assessment”) to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller; provided, to the extent the conduct of any part of such Environmental Assessment requires the consent of any Third Party, then the conduct of such part shall be subject to obtaining such consent. Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets and also to collect split test samples if any are collected. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct environmental due diligence (including any Phase I environmental property assessments) with respect to any Assets where Seller does not have the authority to grant access for such due diligence (provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer’s Representatives such access). In the event that Buyer’s Phase I environmental property assessments identify actual or potential “recognized environmental concerns”, the Buyer may request Seller’s permission to conduct additional Phase II environmental property assessments. The additional Phase II environmental property assessment procedures relating to any additional investigation shall be submitted to Seller in a Phase II environmental property assessment place. Thereafter, Seller may, in its sole discretion, approve said Phase II environmental property assessment place, in whole or in part and Buyer shall not have the right to conduct any activities set forth in such plan until such time that Seller has approved such plan in writing. Any such approved Phase II environmental property assessment plan shall be performed in accordance with this Article 11.1 and in compliance with all Laws.

(b) Buyer shall coordinate its physical inspections of the Assets and its Environmental Assessment with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller. Buyer shall abide by Seller’s, and any Third Party operator’s safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Assets including any Environmental Assessment or other inspection or assessment of the Assets. Buyer hereby defends, indemnifies and holds harmless each of the operators of the Assets and Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, Environmental Assessment, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF SELLER INDEMNIFIED PARTIES.

(c) Buyer agrees to promptly provide Seller, but in no less than five (5) days after receipt or creation, copies of all final reports and test results, prepared by Buyer and/or any of Buyer’s Representatives and which contain data collected or generated from Buyer’s due diligence with respect to the Assets. Seller shall not be deemed by its receipt of said documents or otherwise to have made representation or warranty, expressed, implied or statutory, as to the condition to the Assets or to the accuracy of said documents or the information contained therein.

(d) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) close all bore holes from its Phase I environmental property assessment and any approved work with respect to a Phase II environmental property assessment in accordance with recognized industry standards, (ii) repair all damage done to the Assets in connection with Buyer’s due diligence, (iii) restore the Assets to the approximate same or better condition that it was prior to commencement of Buyer’s due diligence and (iv) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including, without limitation, the real property associated with such Assets) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

(e) During all periods that Buyer, and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list Seller Indemnified Parties as additional insureds, (iii) waive subrogation against Seller Indemnified Parties and (iv) provide for five (5) days prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.

11.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets or any Environmental Assessment, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be deemed “Confidential Information” for purposes of the Confidentiality Agreement, and shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement, unless disclosure of any facts discovered through any Environmental Assessment is required under any Environmental Laws. If any necessary disclosures under applicable Environmental Laws are required prior to Closing with respect to matters discovered by any Environmental Assessment conducted by, for or on behalf of Buyer, Buyer agrees that Seller shall be the responsible party for disclosing such matters to the appropriate Governmental Authorities. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (which termination shall be effective as of Closing) only with respect to Confidential Information covering the Assets. The Confidentiality Agreement shall continue to apply to any disclosures relating to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) any disclosure of any facts discovered through any Environmental Assessment.

11.3 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 12.1 OR ARTICLE IV OF THIS AGREEMENT, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 12.1 OR ARTICLE IV OF THIS AGREEMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 12.1 OR ARTICLE IV OF THIS AGREEMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMUNITION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN,

LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. WITH RESPECT TO ANY OF THE ASSETS THAT ARE LOCATED IN LOUISIANA, BUYER ACKNOWLEDGES THAT THIS WAIVER HAS BEEN EXPRESSLY CALLED TO ITS ATTENTION AND INCLUDES, WITHOUT LIMITATION, A WAIVER OF WARRANTY AGAINST REHIBITORY VICES ARISING UNDER LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548, INCLUSIVE.

(c) OTHER THAN THOSE REPRESENTATIONS SET FORTH IN ARTICLE 4.15, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S RIGHTS UNDER ARTICLE 13.1, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 11.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE XII

TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS

12.1 General Disclaimer of Title Warranties and Representations

Without limiting Buyer’s remedies for Title Defects set forth in this Article 12, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets shall be as set forth in Article 12.2.

12.2 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. On or before September 3, 2010 (the “Title Claim Date”), Buyer must deliver claim notices to Seller meeting the requirements of this Article 12.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Article 12. For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect(s), (ii) the Wells (and the applicable zone(s) therein) and/or other Assets affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date.

(b) Reserved.

(c) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to Closing (the “Cure Period”), any Title Defects of which it has been advised by Buyer.

(d) Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, in the event that any Title Defect timely asserted by Buyer in accordance with Article 12.2(a) is not waived in writing by Buyer or cured on or before Closing, Seller shall, at its sole option, elect to:

(i) subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Purchase Price by an amount (“Title Defect Amount”) determined pursuant to Article 12.2(g) or 12.2(j) as being the value of such Title Defect; or

(ii) indemnify Buyer against all Liability resulting from such Title Defect pursuant to an indemnity agreement (the “Title Indemnity Agreement”) in the form attached hereto as Exhibit C.

(e) Reserved.

(f) Exclusive Remedy. Article 12.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset.

(g) Title Defect Amount. The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(i) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated in Exhibit A, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit A;

(iv) if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(v) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vi) notwithstanding anything to the contrary in this Article 12, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(h) Reserved.

(i) Title Deductibles. Except as set forth in the Article 12.2, notwithstanding anything else to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed One Hundred Thousand Dollars ($100,000.00) (“Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate, excluding any Title Defects cured by Seller, plus (2) the Remediation Amounts of all Environmental Defects, in the aggregate, excluding any individual Environmental Defect for which the Remediation Amount does not exceed the Individual Environmental Threshold and any Environmental Defects cured by Seller, (B) exceeds the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Aggregate Deductible. Any Encumbrance on any Asset arising by, through or under Seller excluding, however, Encumbrances pertaining to joint operating agreements or similar contracts, shall be satisfied and released on or before the Closing Date without the necessity of Buyer presenting a Title Defect Notice with respect to same and without the application of any Title Defect Threshold or Aggregate Deductible and without regard to the Allocated Value of any affected Asset.

(j) Title Dispute Resolution. Seller and Buyer shall attempt to agree on all Title Defects, and Title Defect Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Title Defect Amounts in dispute shall be exclusively and finally resolved pursuant to this Article 12.2(j). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the end of the Cure Period, and absent such agreement, by the Houston office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Article. The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Articles 12.2(g) and 12.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award the Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, and/or Title Defect Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Subject to the right of the prevailing party to recover its reasonable attorneys’ fees and other costs (including, but not limited to, the Title Arbitrator’s fees, costs and expenses paid by the prevailing party) from the non-prevailing party pursuant to Article 16.18 and this Article 12.2(j), Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount is not taken into account as an adjustment to the Purchase Price pursuant to Article 3.5 or Article 3.6, then within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount, (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer.

12.3 Casualty or Condemnation Loss.

(a) Notwithstanding anything herein to the contrary but subject to the provisions of Article 6.1 and Article 12.3(b), if Closing occurs, from and after the Effective Time, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and such matters shall not be considered as a casualty loss or damage.

(b) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed or damaged by casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking exceeds

Two Hundred Fifty Thousand Dollars ($250,000.00), Seller and Buyer shall negotiate in good faith in an effort to agree to a mutually acceptable remedy including, without limitation, one of the following: (i) to cause the Assets affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to indemnify Buyer through a document reasonably acceptable to Seller and Buyer against any costs or expenses that Buyer reasonably incurs to repair the Assets subject to such casualty or taking, (iii) to treat such casualty or taking as a Title Defect with respect to the affected Asset or Assets under Article 12.2, (iv) include the Assets affected by such casualty or taking in this transaction without adjustment to the Purchase Price or based on a mutually agreeable adjustment to the Purchase Price for such casualty or taking, or (v) exclude the Assets affected by such casualty or taking from this transaction and adjust the Purchase Price by an amount acceptable to both Seller and Buyer. In each case, Seller shall reserve and retain (and Buyer shall assign to Seller) all rights to insurance, condemnation awards and other claims against Third Parties, including the recovery of Seller’s costs and expenses incurred prior to Closing in pursuing or asserting any such insurance claims or other rights or in defending or asserting rights in such condemnation or eminent domain action, with respect to the casualty or taking except to the extent the parties otherwise agree in writing. In the event Seller and Buyer do not mutually agree to an acceptable remedy with respect to such casualty or taking on or before the Closing Date, then either Buyer or Seller, in its sole discretion, shall have the right to terminate this Agreement. In the event such casualty or taking occurs within five (5) Business Days prior to the Closing Date, the Closing Date shall be automatically extended for a period of thirty (30) days from the date of such casualty or taking, unless a longer or shorter extension is agreed to by the parties in writing.

(c) If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date, Buyer shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Assets threatened to be taken, except that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, titles, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Assets.

12.4 Preferential Purchase Rights and Consents to Assign.

(a) With respect to each preferential purchase right pertaining to an Asset and the transactions contemplated hereby as specified in Schedule 4.10, Seller, promptly upon execution of this Agreement, shall send to the holder of each such right a notice, in material compliance with the contractual provisions applicable to such right. In addition, promptly upon its execution of this Agreement, Seller shall send to each holder of a right to consent to assignment pertaining to the Assets and the transactions contemplated hereby as set forth in Schedule 4.4, a notice seeking such party’s consent to the transaction contemplated hereby. If requested by a holder of a right to consent to assignment pertaining to any of the Assets for evidence as to the financial ability of Buyer to succeed Seller as the owner of such Assets, Buyer shall provide to Seller such financial information as is reasonably necessary in order to satisfy such concern. If Buyer is requested by a holder of a right to consent to assignment pertaining to any of the Assets to provide such party with bonds, guarantees or other financial security, Buyer, in its sole discretion, may elect to comply or not comply with any such request.

(b) If, prior to the Closing, any holder of a preferential purchase right notifies Seller that it intends to consummate the purchase of the Asset to which its preferential purchase right applies, the exercise of such preferential purchase right shall result in the Asset being excluded from the Assets to be conveyed to Buyer to the extent of the interest affected by the preferential purchase right, and the Purchase Price shall be reduced by the Allocated Value of the relevant Asset allocable to such interest. Seller shall be entitled to all proceeds paid by a party exercising a preferential purchase right prior to the Closing. If such holder of such preferential purchase right thereafter fails to consummate the purchase of the Asset covered by such right on or before thirty (30) days following the Closing Date, then Seller shall so notify Buyer, and Buyer shall purchase on or before ten (10) days following receipt of such notice, subject to Buyer’s satisfaction that such preferential right has been waived, such Asset from Seller, under the terms of this Agreement for a price equal to the portion of the Purchase Price previously allocated to it.

(c) If a preferential purchase right burdening any Asset is waived, or the time for exercising such preferential purchase right has expired prior to the Closing Date without such right being exercised, then Buyer shall purchase such Asset.

(d) All Assets for which preferential purchase rights have been waived, or as to which the period to exercise such right has expired prior to the Closing, shall be sold to Buyer at the Closing pursuant to the provisions of this Agreement.

(e) If Seller fails to obtain a consent to assignment pertaining to the Assets and the transactions contemplated hereby, as set forth in Schedule 4.4, prior to the Closing, if Closing occurs Buyer shall purchase the affected Asset at Closing and following Closing the Seller shall use commercially reasonable efforts to assist Buyer in obtaining any such consent; provided, however, Seller shall not be required to pay any fee or post any security in connection with obtaining such consent. Further, if Buyer is requested by a holder of a right to consent to assignment pertaining to any of the Assets to provide such party with bonds, guarantees or other financial security, Buyer, in its sole discretion, may elect to comply or not comply with any such request.

ARTICLE XIII

ENVIRONMENTAL MATTERS

13.1 Environmental Defects.

(a) Assertions of Environmental Defects. Buyer must deliver claim notices to Seller meeting the requirements of this Article 13.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) on or before September 3, 2010 (the “Environmental Claim Date”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Article 13.1. For all purposes of this Agreement but subject to Buyer’s remedy for a breach of Seller’s representation contained in Article 4.15, Buyer shall be deemed to have waived any Environmental Defect which Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Environmental Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Defect, (ii) a description of each Asset (or portion thereof) that is affected by the alleged Environmental Defect, (iii) Buyer’s assertion of the Allocated Value of the portion of the Assets affected by the alleged Environmental Defect, (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect, and (v) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by the Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. Seller shall have the right, but not the obligation, to cure any claimed Environmental Defect on or before Closing.

(b) Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, in the event that any Environmental Defect timely asserted by Buyer in accordance with Article 13.1(a) is not waived in writing by Buyer or cured on or before Closing, Seller shall, at its sole option, elect to either:

(i) subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount; or

(ii) assume responsibility for the Remediation of such Environmental Defect.

If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for Remediation of such Environmental Defect and such Environmental Defect and all Liabilities with respect thereto shall be deemed to constitute Assumed Obligations. If Seller elects the option set forth in clause (ii) above, Seller shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake and Seller shall have access to the affected Assets after the Closing Date to implement and complete such Remediation in accordance with an Access Agreement in substantially the form attached hereto as Exhibit D (the “Access Agreement”). Seller will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (A) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements or (B) upon receipt of a certificate from a licensed professional engineer that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements.

(c) Exclusive Remedy. Subject to Buyer’s remedy for a breach of Seller’s representation contained in Article 4.15, Article 13.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect.

(d) Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed Two Hundred Thousand Dollars ($200,000.00) (“Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the sum of (1) the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold, in the aggregate, excluding any Environmental Defects cured by Seller, plus (2) the Title Defect Amounts of all Title Defects, in the aggregate, excluding any individual Title Defect for which the Title Defect Amount does not exceed the Individual Title Defect Threshold and any Title Defects cured by Seller, (B) exceeds the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Defects in excess of such Aggregate Deductible.

(e) Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Article 13.1. There shall be a single arbitrator, who shall be an environmental attorney with at least ten (10) years experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date, and absent such agreement, by the Houston office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Article. The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Article 13.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award the Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Subject to the right of the prevailing party to recover its reasonable attorneys’ fees and other costs (including, but not limited to, the Environmental Arbitrator’s fees, costs and expenses paid by the prevailing party) from the non-prevailing party pursuant to Article 16.18 and this Article 13.1(e), Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any

Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Article 3.6, then within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Remediation Amount, and subject to Article 13.1(a), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer.

13.2 NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets.

ARTICLE XIV

ASSUMPTION; SURVIVAL, INDEMNIFICATION

14.1 Assumption by Buyer. Without limiting Buyer’s rights to indemnity under this Article 14 and Buyer’s rights under any Title Indemnity Agreement and any Access Agreement, from and after the Closing Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and Liabilities, known or unknown, with respect to the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including but not limited to obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including but not limited to obligations to (a) furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay working interests, royalties, overriding royalties and other interests, owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, including those held in suspense, (c) perform and satisfy all P&A Obligations, (d) replug any well, wellbore, or previously plugged Well on the Properties to the extent required or necessary, (e) dismantle or decommission and remove any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties or otherwise pursuant to the Assets, (f) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, and (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by Laws (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided, Buyer does not assume any obligations or Liabilities of Seller to the extent that they are:

(i) attributable to or arise out of the ownership, use or operation of the Excluded Assets; or

(ii) attributable to or arise out of the actions, suits or proceedings, if any, set forth in Schedule 14.1, except insofar and only insofar as they arise after the Effective Time or are attributable or relate to the ownership or operation of the Assets, or production therefrom, for periods after the Effective Time; or

(iii) claims for injury or death to person(s) occurring prior to the Closing Date; or

(iv) claims for Operating Expenses or other costs attributable to the Assets received by Seller and attributable to the period prior to the Effective Time and any Third Party claims for royalties attributable to the Assets that are made or could be made for any period prior to the Effective Time, provided that any such claim for costs and/or royalties are provided to the Seller within one (1) year of the Effective Time.

14.2 Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in Article 14.4 and otherwise in this Article 14, Seller shall be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Buyer and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:

(a) any breach by Seller of its representations or warranties contained in Article IV;

(b) any breach by Seller of its covenants and agreements under this Agreement;

(c) any act or omission by Seller involving or relating to the Excluded Assets;

(d) the actions, suits or proceedings, if any, set forth in Schedule 14.1, except insofar and only insofar as they arise after the Effective Time or are attributable or relate to the ownership or operation of the Assets, or production therefrom, for periods after the Effective Time; or

(e) any action, suit or proceeding for injury or death to person(s) occurring prior to the Closing Date.

14.3 Indemnities of Buyer.

(a) Effective as of the Closing, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:

(i) any breach by Buyer of its representations or warranties contained in Article V;

(ii) any breach by Buyer of its covenants and agreements under this Agreement;

(iii) the Assumed Obligations; or

(iv) except as provided otherwise in Article 12.1, Title Defects related or attributable to the Assets.

(b) Notwithstanding anything herein to the contrary, in addition to the indemnities set forth in Article 14.3(a), effective as of the Closing, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases the Seller Indemnified Parties from and against any and all Liabilities arising from, based upon, related to or associated with any Environmental Condition or other environmental matter related or attributable to the Assets, regardless of whether such Liabilities arose prior to, on or after the Effective Time, including the presence, disposal or related treatment of any Hazardous Substance or other material of any kind in, on or under the Assets or other property (or other neighboring property) and including any liability of any Seller Indemnified Party with respect to the Assets under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et. seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et. seq.), the Clean Water Act (33 U.S.C. §§ 466 et. seq.), the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et. seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C. § 7401 et. seq.) as amended, and the Clean Air Act Amendments of 1990, and all state and local Environmental Laws.

14.4 Limitation on Liability.

(a) Seller shall not have any liability for any indemnification under Article 14.2 until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer exceeds Fifty Thousand Dollars ($50,000.00), and then only to the extent such damages exceed Fifty Thousand Dollars ($50,000.00), provided that Seller’s indemnity under Article 14.2(c), (d) and (e) shall not be limited by this Article 14.4(a).

(b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer for aggregate Liabilities in excess of twenty-five percent (25%) of the Purchase Price.

14.5 Express Negligence. THE INDEMNIFICATION, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

14.6 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, Articles 9.5, 11.1(b) and this Article 14 contain the parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the parties contained in this Agreement. Except for the remedies contained in Article 14.2, effective as of Closing, Buyer, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges Seller and its Affiliates and all such parties’ stockholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest, or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer or its Affiliates might now or subsequently may have, based on, relating to or arising out of this Agreement, the ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Seller or any of its Affiliates, excluding, however, any contractual rights (apart from this Agreement) existing as of the date hereof between (a) Buyer or any of Buyer’s Affiliates, on the one hand and (b) Seller or any of Seller’s Affiliates, on the other hand, under contracts between them relating to the Assets (if any). Except for the remedies contained in Article 14.3, effective as of Closing, Seller, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges Buyer and its Affiliates and all such parties’ stockholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest, or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer or its Affiliates might now or subsequently may have, based on, relating to or arising out of this Agreement.

14.7 Indemnification Procedures. All claims for indemnification under Articles 9.5, 11.1(b), 14.2 and 14.3 shall be asserted and resolved as follows:

(a) For purposes of this Article 14, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Liabilities pursuant to this Article 14, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the party or parties having the right to be indemnified with respect to such Liabilities by another party or parties pursuant to this Article 14.

(b) To make a claim for indemnification under Articles 9.5, 11.1(b), 14.2 or 14.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Article 14.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party or could be asserted by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Article 14.7 shall not relieve the Indemnifying Party of its obligations under Articles 9.5, 11.1(b), 14.2 or 14.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Article 14.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

14.8 Survival.

(a) The representations and warranties of the parties in Articles 4.1, 4.2, 4.3, 4.5, 4.6, 4.17, 5.1, 5.2, 5.3, 5.5, 5.8, 5.9, 5.10 and 5.11, shall survive the Closing without time limit, the representation and warranty of Seller in Article 4.16 shall survive the Closing for a period of twelve (12) months, and the remaining representations and warranties of the parties in Articles IV and V shall survive the Closing for a period of six (6) months. The covenants and agreements of the parties in Articles 6.1, 6.2, 9.4, 11.1(a) and 11.1(b), shall survive the Closing for a period of six (6) months. Subject to the foregoing and except as set forth in Article 14.8(b), the remaining representations, warranties, covenants and agreements of the parties shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) The indemnities in Articles 14.2(a), 14.2(b), 14.3(a)(i) and 14.3(a)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. Buyer’s indemnities in Articles 14.3(a)(iii), 14.3(a)(iv) and 14.3(b) shall be deemed covenants running with the Assets (provided that Buyer and its successors and assigns shall not be released from any of, and shall remain jointly and severally liable to the Seller Indemnified Parties for, the obligations or Liabilities of Buyer under such Articles of this Agreement upon any transfer or assignment of any Asset) and Seller’s indemnity set forth in Article 14.2(c) shall survive the Closing without time limit.

14.9 Waiver of Right to Rescission. Seller and Buyer acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

14.10 Insurance; Taxes. The amount of any Liabilities for which any of the Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement shall be reduced by any corresponding (a) tax benefit created or generated or (b) insurance proceeds realized or that could reasonably be expected to be realized by such party if a claim were properly pursued under the relevant insurance arrangements.

14.11 Non-Compensatory Damages. None of the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of Seller Indemnified Parties, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

14.12 Cooperation by Buyer – Retained Litigation. Buyer agrees to use reasonable efforts to cooperate with Seller in connection with Seller’s defense and other actions relating to or arising out of the litigation and claims set forth in Schedule 14.1. Buyer agrees to make available Buyer’s employees engaged in the operation of the Assets for the purposes of providing testimony, depositions, information and other related activities relating to such litigation and claims.

14.13 Disclaimer of Application of Anti-Indemnity Statutes. The parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

ARTICLE XV

TERMINATION, DEFAULT AND REMEDIES

15.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a) by Seller, at Closing, at Seller’s option, if any of the conditions set forth in Article VIII have not been satisfied or, at Seller’s election, pursuant to Section 12.3(b); or

(b) by Buyer, at Closing, at Buyer’s option, if any of the conditions set forth in Article VII have not been satisfied or, at Buyer’s election, pursuant to Section 12.3(b); or

(c) by Seller or Buyer if the Closing shall not have occurred on or before September 30, 2010;

provided, however, that no party shall have the right to terminate this Agreement pursuant to clause (a) or (b) above if such party or its Affiliates are at such time in material breach of any provision of this Agreement.

15.2 Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Article 15.1 hereof, then, except as provided in Article 3.2 and except for the provisions of Articles 1.1, 11.1(b) through (d), 11.2, 11.3, 14.11 and this Article 15.2 and Article 16 (other than Articles 16.2(b), 16.7, 16.8, 16.9 and 16.17), this Agreement shall forthwith become void and the parties shall have no liability or obligation hereunder except and to the extent such termination results from the willful breach by a party of any of its covenants or agreements hereunder; provided that if Seller is entitled to retain the Deposit as liquidated damages pursuant to Article 3.2, then such retention shall constitute full and complete satisfaction of any and all damages Seller may have against Buyer.

15.3 Remedies. Notwithstanding anything in this Agreement to the contrary, if the transactions contemplated by this Agreement are not consummated on or before September 30, 2010 or such other date as Buyer and Seller may agree in writing, solely as the result of the failure of Buyer to materially perform all of its obligations under this Agreement, then Seller, at Seller’s sole option and as Seller’s sole and exclusive remedies for such default (all other remedies being expressly waived by Seller), may either (a) enforce specific performance of this Agreement or (b) as permitted in Article 15.2, terminate this Agreement and retain the Deposit as liquidated damages if permitted pursuant to Article 3.2. If this Agreement is terminated by Seller, Seller and Buyer agree the Deposit amount shall be treated as liquidated damages to be retained by Seller due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyer agree that the Deposit amount is a reasonable estimate of Seller’s loss in the event of any such failure of performance by Buyer. Notwithstanding anything in this Agreement to the contrary, if the transactions contemplated by this Agreement are not consummated on or before September 30, 2010 or such other date as Buyer and Seller may agree in writing, solely as the result of the failure of Seller to materially perform all of its obligations under this Agreement, then Buyer, at Buyer’s sole option and as Buyer’s sole and exclusive remedies for such default (all other remedies being expressly waived by Seller), may either (i) enforce specific performance of this Agreement or (ii) as permitted in Article 15.2, terminate this Agreement and receive from Seller a refund of the Deposit.

15.4 Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets and an officer of Buyer shall certify same to Seller in writing.

ARTICLE XVI

MISCELLANEOUS

16.1 Exhibits. All of the Exhibits referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits prior to and as of the execution of this Agreement.

16.2 Expenses and Taxes.

(a) Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

(b) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer (other than releases of Encumbrances and assignments or other documents obtained by Seller in connection with the cure of any Title Defect) shall be borne by Buyer. Seller shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes, and other similar taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Buyer shall assume responsibility for, and shall bear and pay, all state sales and use taxes and gross receipts taxes in the nature of sales taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Seller shall assume responsibility for, and shall bear and pay, all ad valorem, property, severance, production, and similar taxes and assessments based upon or measured by the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom, but exclusive of income taxes (including any applicable penalties and interest) assessed against the Assets by any taxing authority for any period prior to the Effective Time, and Buyer shall be responsible for, and shall bear and pay, all such taxes and assessments assessed against the Assets by any taxing authority for any period that begins on or after the Effective Time. For purposes of this Agreement, the foregoing proration of ad valorem and property taxes shall be accomplished at the Closing based on the ratio of the number of days in the year prior to (for Seller) and on and after (for Buyer) the Effective Time, to the total number of days in the year as applied to the amount of ad valorem and property taxes for the most recent year for which the amount of such taxes can be finally determined at the Closing. Buyer shall be responsible for payment to the taxing authorities of all ad valorem and property taxes for the current year, except to the extent Seller has paid all or a portion of the ad valorem and property taxes to the taxing authorities for the current tax year.

16.3 Assignment. This Agreement may not be assigned by Buyer without prior written consent of Seller, except that Seller’s consent shall not be required to the collateral assignment for security purposes of this Agreement by Buyer to PPVA Black Elk (Cayman), Ltd., as agent for the benefit of itself and the lenders under Buyer’s credit facility (“Agent”); provided any further or other assignments of rights under this Agreement (e.g., in connection with an exercise of remedies related to such collateral assignment) shall require the prior written consent of Seller. Buyer hereby notifies Seller that upon the execution and delivery of this Agreement by the parties hereto, this Agreement will be collaterally assigned for security purposes to Agent, without any further act by or notice to or from, Buyer or Agent. No assignment of any rights hereunder by Buyer shall relieve Buyer of any obligations and responsibilities hereunder unless Seller shall otherwise consent in writing to such relief.

16.4 Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

16.5 Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements issued or made before or after Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which consent shall not be unreasonably withheld.

16.6 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by telex or facsimile transmission (provided any such telex or facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate party at the address for such party shown below or at such other address as such party shall have theretofore designated by written notice delivered to the party giving such notice:

If to Seller:

Nippon Oil Exploration U.S.A. Limited

5847 San Felipe, Suite 2800

Houston, Texas 77057

Fax:                (713) 978-7800

Attention:       Steven R. Fly

Copy to:         Frank Davis

Fax:                (713) 978-7800

If to Buyer:

Black Elk Energy Offshore Operations, LLC

11451 Katy Freeway, Suite 500

Houston, Texas 77079

Fax:                (281) 598-8601

Attention:      James Hagemeier

Copy to:         Joe Matthews

Fax:                (281) 598-8601

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. The parties hereto may change the address, telephone numbers, and facsimile numbers to which such communications are to be addressed by giving written notice to the other parties in the manner provided in this Article 16.6.

16.7 Removal of Name. As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Buyer shall eliminate Seller’s name and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

16.8 Further Cooperation. After the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. If any party hereto receives monies belonging to the other, such amount shall immediately be paid over to the proper party. If an invoice or other evidence of an obligation is received by a party, which is partially an obligation of both Seller and Buyer, then the parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee.

16.9 Filings, Notices and Certain Governmental Approvals. Promptly after Closing Buyer shall (a) record the Assignments of the Assets and all state/federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies, (b) send notices to vendors supplying goods and services for the Assets of the assignment of the Properties to Buyer and, if applicable, the designation of Buyer as the operator thereof, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the Assignment of the Assets to Buyer and the designation of Buyer as the operator thereof and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the liabilities assumed by Buyer hereunder, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including but not limited to, the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

16.10 Entire Agreement; Conflicts. THIS AGREEMENT, THE EXHIBITS HERETO AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS ARTICLE 16.10.

16.11 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective legal representatives, successors, and assigns. No other person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of the provisions hereof in accordance with their terms.

16.12 Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto against whom enforcement is sought.

16.13 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the party hereto waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents, or representatives, nor any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision. No waiver by any party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

16.14 Governing Law; Jurisdiction, Venue; Jury Waiver. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN HOUSTON, HARRIS COUNTY, TEXAS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

16.15 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

16.16 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a party by facsimile transmission shall be deemed an original signature hereto.

16.17 Like-Kind Exchange. Either party may elect to structure the assignment and conveyance of the Assets as part of a like-kind exchange under Section 1031 of the U.S. Internal Revenue Code. The parties agree to cooperate with one another with respect to the like-kind exchange and to execute all documents, conveyances and other instruments necessary to effectuate an exchange. The party requesting a like-kind exchange shall bear all costs and expenses and liability associated therewith.

16.18 Attorneys’ Fees. The prevailing party in any arbitration or legal proceeding instituted by either party in connection with the enforcement of its rights or alleged rights under this Agreement shall be entitled to recover or receive reimbursement of its reasonable attorneys’ fees, expert witness fees, transportation, lodging and meal costs of the parties, arbitrators and witnesses, deposition costs, transcript preparation costs and other litigation or arbitration-related expenses, and court costs or arbitrator’s fees from the party that does not prevail in such proceeding.

[THE NEXT SUCCEEDING PAGE IS THE EXECUTION PAGE]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the date first above written.

SELLER:

Nippon Oil Exploration U.S.A. Limited

By:	/s/ Tadashi Ohmura
Tadashi Ohmura
President & Chief Operating Officer

BUYER:

Black Elk Energy Offshore Operations, LLC

By:	/s/ James F. Hagemeier
James F. Hagemeier
Vice President